For Immediate Release:	Republic Airways Holdings
Investor Contact: Margaret Miller
Tel. (317) 246-2628
Media Contact: Peter Kowalchuk
Tel. (317) 471-2470

Republic Airways Announces Completed Agreements with Several Key Stakeholders to Restructure its Chautauqua Airlines Subsidiary
Amends Existing E145 Capacity Purchase Agreement with Delta Air Lines to Provide for One-Year Term on Seven Additional 50-Seat E145 Aircraft

Indianapolis, IN (October 31, 2012) - Republic Airways Holdings Inc. (NASDAQ: RJET) today announced it has reached agreements with several key stakeholders which, combined with other initiatives taken, including placing idled aircraft back into revenue service, will mitigate future negative cash flows at its Chautauqua Airlines subsidiary on average by approximately $45 million annually over the next five years.

“This is an important milestone in our Chautauqua restructuring effort,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “These agreements take us about three-quarters of the way to our stated need of $60 million in average annual cash flow improvements at Chautauqua in order to stabilize and secure its future. We still have approximately two-thirds of our small jet fleet of 70 aircraft operating under capacity purchase agreements (CPAs) with less than two years remaining, so we are focused on ensuring both our labor productivity and long-term maintenance costs of these aircraft remain competitive.”

The Company also announced it has amended its CPA between Chautauqua Airlines and Delta Air Lines to provide for the operation of an additional seven E145 aircraft for a period of one year for each aircraft. All seven aircraft are expected to be placed into service with Delta before the end of 2012. Prior to the amendment, Chautauqua operated a total of twenty-four E145 aircraft under a CPA which continues through May 2016.

“The deployment of these seven aircraft, combined with our other recent CPA activity, means we will have placed all remaining idle 50-seat regional jet aircraft back into revenue service by the end of 2012. Ensuring our 50-seat aircraft remain active under agreements with our major airline partners is an important component of our Chautauqua restructuring effort,” said Bedford.

The Company will have more commentary on these two developments on its third quarter earnings conference call, which has been rescheduled for Thursday, Nov. 1, at 1:00 p.m. EDT.

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.”  The airlines offer scheduled passenger service on nearly 1,500 flights daily to 132 cities in 45 states, The Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under pro-rate agreements with Frontier, and through fixed-fee airline services agreements with five major U.S. airlines.  The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express.  The airlines currently employ approximately 10,000 aviation professionals and operate 278 aircraft.

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